June 4, 2002





Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Regarding: STRATESEC Incorporated

Ladies and Gentlemen:

We have been furnished with the company's Form 8-K filed with the Securities and Exchange Commission on May 31, 2002. We agree with the statements made in response Item 4 of the Form 8-K.


ARGY, WILTSE & ROBINSON, P.C.

Argy, Wiltse & Robinson, P.C.